[OTTO LAW GROUP LETTERHEAD]




                                                    July 25, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 29549-0510

Attention: Andrew Schoeffler

      Re: Nannaco, Inc. (the "registrant") Form 10-QSB/A for the quarter ended December 31, 2004.

Dear Sirs:

      In response to your comment letter dated July 19, 2005, the registrant has filed Form 10-QSB/A incorporating its proposed revisions.

                                                  Very truly yours,

                                                  /s/ Tracy M. Shier
                                                  ------------------

                                                  Tracy M. Shier

                                     Page 1